 Exhibit 99.12
Rule 10b5-1 Sales Plan

This Rule 10b5-1 Sales Plan (“Plan”) is adopted by Golsen Family LLC

(the “Seller”) on 8/16/2010 (the “Adoption Date”), in order to establish a systematic program by which Morgan Stanley Smith Barney LLC (“Morgan Stanley Smith Barney” or “MSSB”), will use its reasonable best efforts to sell on the Seller’s behalf the shares of common stock (“Stock”) of LSB Industries, Inc. (“Issuer”), which trades under the symbol LXU.

A.)           Sales Program

1.)	The Seller’s sales program consists of the following (check the applicable box or boxes):

☐
vested options, i.e., exercise vested options (“Options”) and contemporaneously sell the Stock issued upon such exercise, using either cash generated from the sale to pay the Option exercise price or cash generated from the sale to pay the Option exercise price or cash from a source other than the Stock sale to pay the Option exercise price, as determined by the Seller and specified in Schedule A-1.

X
already-owned Stock, i.e. sell the number of shares of Stock already owned by the Seller (including vested shares granted to the Seller pursuant to the Issuer’s restricted share plan), as specified in greater detail in Schedule A-2.

2.)           The Seller hereby appoints MSSB as the Seller’s agent and attorney-in-fact to effect sales under this Plan.  If the Seller’s sales program consists of exercising vested Options, MSSB is granted authority to exercise Options on the Seller’s behalf, and Schedule A-1 will constitute the Seller’s Option exercise form.

3.)           The Seller agrees to pay MSSB the commission per share of Stock indicated on Schedules A-1 and/or A-2, as applicable.  MSSB will deduct its commission and applicable transaction fees from the proceeds of any sale of Stock under this Plan.

4.)           The exercise and sale prices, and number of Options to be exercised and shares of Stock to be sold, will be adjusted following such time as the Seller or the Issuer notifies MSSB promptly of a Stock split, Stock dividend or other like distributions affecting the Stock (“Recapitalization”), which shall be made by providing a new schedule reflecting the adjustment in shares and prices after the recapitalization.

5.)           (Check the applicable box or boxes)

X	The Seller is a Rule 144 “Affiliate” of the Issuer.
X	The Seller is subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”).
☐	Neither of the above is applicable.

The Seller acknowledges that:  (i) the Issuer may prohibit the Seller from engaging in certain types of transactions under this Plan if the Seller is subject to Section 402 of the Sarbanes-Oxley Act of 2002, and (ii) the Seller is solely responsible for complying with Section 16 of the Exchange Act in connection with this Plan, and will be solely responsible if any sales made under this Plan result in the Seller being liable for “short-swing profits” under Section 16(b).

6.)           No later than three business days after a sale of Stock is made under this Plan, the Seller agrees to deposit (or make arrangements with the Issuer or its transfer agent to deposit) into an account at MSSB in his or her name the number of shares of Stock to be sold on any particular day on the Seller’s behalf (including shares that have been issued as a result of a Recapitalization).  If the Seller is selling vested shares of Stock under the Issuer’s restricted stock plan in order to pay applicable withholding taxes, the Seller has arranged for a representative of the Issuer to notify a representative designated by MSSB of the number of shares of Stock necessary to be sold in order to satisfy the Seller’s tax obligation.  Due to market fluctuations, the number of shares sold to cover the Seller’s tax obligation may result in:  (a) receipt of more proceeds than necessary to pay for the cost of the taxes or (b) less proceeds than required, in which case the Seller will have to

The proceeds of such sale shall be remitted by MSSB to the Issuer (net of MSSB’s commissions and applicable transaction fees).  MSSB will not be responsible for the calculation of such taxes or payment of such taxes to the applicable governmental tax authority.

7.)           For purposes of this Plan, a “business day” means any day on which the principal U.S. market for trading in the Stock is open for business.

B.)           Issuer Representations

The Seller acknowledges that as a condition precedent to MSSB’s acceptance of this Plan, the Issuer must execute the Issuer Representations Certificate in the form attached to this Plan.

C.)           Modification, Suspension, and Termination

1.)           Modification

This Plan may be modified by the Seller only if:  (a) MSSB and the Issuer approve the modification in writing, and (b) the Seller represents in writing on the date of such modification that he or she is not aware of any materials non-public information regarding the Issuer or any of its securities (including the Stock) and the modification is being made in good faith and not as part of a scheme to evade Rule 10b5-1.  In the event this Plan is modified pursuant to the foregoing conditions, MSSB will not be required to effect any sales pursuant to the modification during the two (2) business day period immediately following such modification.

2.)           Suspension Events

The Seller acknowledges that it may not be possible to exercise Options or sell Stock during the term of this Plan (“Term”) due to: (a) a legal or contractual restriction applicable to the Seller and/or to MSSB, (b) a market disruption (including without limitation a halt or suspension of trading in the Stock imposed by a court, governmental agency or self-regulatory organization), (c) rules governing order execution priority on the NASDAQ Stock Market or the New York Stock Exchange (whichever is applicable), (d) a sale effected pursuant to this Plan that fails to comply (or in the reasonable opinion of MSSB’s counsel is likely not to comply) with Rule 144 under the Securities Act of 1933 (the “1933 Act”), or (e) the Issuer temporarily withdraws its Issuer Representation Certificate.  In the event the Seller intends to suspend this Plan pursuant to clause (a) or the Issuer intends temporarily to withdraw its Issuer Representation Certificate, the Seller or the Issuer (as the case may be) will notify MSSB in writing of its intention and the beginning date and the ending date of the suspension or temporary withdrawal period.  The notice shall be provided to MSSB no less than two (2) business days prior to the intended commencement date.

3.)           Termination Events

This Plan will terminate on whichever of the following events occurs first:  (a) if the Seller is a natural person, the date upon which MSSB receives notice of the Seller’s death, (b) the date specified in Schedules A-1 and/or A-2 on which all sales under this Plan will cease, (c) the Seller fails to comply in any material respect with applicable law and/or its obligations under this Plan, (d) two (2) business days after the date on which MSSB receives written notice that the Seller has terminated this Plan (which may be for any reason), (e) two (2) business days after MSSB notifies the Seller in writing that MSSB has terminated this Plan (which may be for any reason), (f) two (2) business days after the date on which MSSB receives notice that the Seller has filed a petition for bankruptcy or the adjustment of the Seller’s debts, or a petition for bankruptcy has been filed against the Seller and has not been dismissed within thirty (30) calendar days of its filing, (g) two (2) business days after the date on which MSSB receives written notice that the Issuer has withdrawn its Issuer Representations Certificate, and (h) as to sales resulting from an Option exercise, the date on which MSSB receives written notice from the Issuer that the Options specified in Schedule A-1 have expired or been terminated or forfeited.

D.)           Representations and Warranties

The Seller makes the following representations.  The representation in Subsection (a) is made on the Adoption Date.  The remaining representations are made on the Adoption Date and are deemed to be re-stated during the Term.

a.)           He/she is not aware on the Adoption Date of any material nonpublic information with respect to the Issuer or any of its securities (including the Stock); b.) he/she is not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent MSSB from conducting sales throughout the Term in accordance with Schedule A-1 and/or A-2; c.) he/she is entering into this Plan in good faith and not  as part of a plan or scheme to evade the prohibitions of Rule 10b501; d.)  the Stock and Options subject to this Plan are not subject to any liens, security interests or other impediments to transfer (except for limitations imposed by Rule 144, if the Seller is subject to this rule), nor is there any litigation, arbitration or other proceeding pending, or to the Seller’s knowledge threatened, that would prevent or interfere with the exercise of Options or sale of Stock under this Plan; e.)  he/she has not entered or altered a corresponding or hedging transaction or put option equivalent with respect to the Stock, and agrees not to enter into any such transaction while this plan is in effect; and f.) he/she does not have authority, influence or control over any sales of Stock effected by MSSB pursuant to this Plan, and will not attempt to exercise any authority, influence or control over such sales.

E.)           Rule 144 (Check the applicable box or boxes)

X           For purposes of Rule 144, the Seller is an “affiliate” of the Issuer or intends to sell shares of Stock under this Plan that are “restricted securities.”

☐           Rule 144 is not applicable to the Seller under this Plan.

If the Seller is an “affiliate” of the Issue, or holds “restricted shares” which are not otherwise registered for resale under the 1933 Act, then all sales under this Plan will be made by MSSB in accordance with Rule 144.  The Seller agrees not to take, and agrees to cause any person or entity with whom the Seller would not be required to aggregate sales of Stock under Rule 144 not to take, any action that would cause any such sale not to comply with Rule 144.

MSSB will be responsible for filing each required Form 144.  The Seller acknowledges and agrees that MSSB will make only one Form 144 filing each three-month period commencing with the first scheduled sale of Stock under this Plan.

The Seller agrees to advise MSSB promptly of any sale of Stock by the Seller (or any other person or entity whose sales of Stock would be aggregated with those of the Seller for purposes of compliance with the volume limitations of Rule 144) that is not covered by this Plan, except that the Seller may sell Stock outside of this Plan only if and to the extent that no such sale affects the amount of Stock that may be sold under this Plan in compliance with the volume limitations of Rule 144.  The Seller acknowledges and agrees that:  (i) sales under this Plan shall not be in any way affected by any sales outside of this Plan, and (ii) for purposes of this sentence, the term “Seller” shall mean and include the Seller and any other person or entity whose sales of Stock would be aggregated with those of the Seller for purposes of compliance with the volume limitations of Rule 144.  The Seller acknowledges and agrees that he/she will provide MSSB with a signed and completed Form 144 no later than five business days prior to the commencement of any Sale Period set forth on Schedule A-1 and/or A-2.

F.)           Exchange Act Filings

The Seller agrees to make all filings required by the Exchange Act in connection with this Plan.  MSSB will not be required to: (i) make any of these filings on the Seller’s behalf, (ii) review any Exchange Act filing made by the Seller, or (iii) determine whether any Exchange Act filing by the Seller has been made on a timely basis.  MSSB will not be liable to the Seller for any misstatement, omission or defect in any of these filings.

G.)           Indemnification and Limitation of Liability; No Advice

1.)           The Seller agrees to indemnify, defend and hold harmless MSSB (and its directors, officers, employees and affiliates) from and against all claims, liabilities, losses, damages and expenses (including reasonable attorney’s fees and costs) arising out of or attributable to:  a.) any material breach by the Seller of its obligations under this Plan; b.) the material incorrectness or inaccuracy of any of the Seller’s representations and warranties (including the representation required by Section (C)(1) of this Plan); c.) any material violation by the Seller of applicable laws or regulations relating to this Plan or the transactions contemplated by this Plan; and d.) any exercise of Options if cash is not available to pay the exercise price of such Options.  This indemnification will survive the termination of this Plan.  The Seller will have no indemnification obligation in the case of gross negligence or willful misconduct of MSSB or any other indemnified person.

2.)           Regardless of any other term or condition of this Plan, neither party will be liable for (a) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, including but not limited to lost profits, lost savings, loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, and even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or (b) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions, acts of war (whether or not declared), acts of terrorism, or other causes commonly known as “acts of God”.  In addition, MSSB will not be liable to the Seller in the event sales of Stock made in accordance with the terms of this Plan violate the Issuer’s insider trading policies.

3.)           The Seller acknowledges that MSSB has not provided the Seller with any tax, accounting or legal advice with respect to this Plan, including whether the Seller would be entitled to any of the affirmative defenses under Rule 10b5-1.

H.)           Governing Law

This Plan will be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State’s conflict of laws rules.

I.)           Entire Agreement

This Plan (including all Schedules) reflects the entire agreement between the parties concerning the sale of Stock under Rule 10b5-1, and supersedes any previous or contemporaneous agreements or promises concerning these sales, whether written or oral.  In the event of a conflict between the terms and conditions of this Plan and the terms and conditions of:  (i) any other agreement between the Seller and MSSB concerning sales of Stock under Rule 10b5-1, or (ii) any written instructions provided by the Issuer to the Seller concerning this Plan or Rule 10b5-1 plans in general, the terms and conditions of this Plan will govern.

J.)           Assignment

This Plan and the rights and obligations thereunder may not be assigned by Seller without written permission of MSSB.  Assignment of this Plan and the rights and obligations thereunder, may not be assigned by MSSB without the consent of Seller, except that MSSB may assign this Plan without Seller’s permission or consent to a broker-dealer who succeeds to the business of MSSB as the result of any acquisition, merger, consolidation, joint venture or other business combination.

K.)           Enforceability in the Event of Bankruptcy

The Seller and MSSB acknowledge and agree that this Plan is a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (“Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

L.)           Confidentiality

MSSB will maintain the confidentiality of this Plan and will not disclose the specific terms of this Plan to any person or entity, except:  (i) to employees, affiliates and agents of MSSB who have a legitimate business need to know such information, (ii) to any governmental agency having jurisdiction over MSSB or any self-regulatory organization of which it is a member, or (iii) to any other person or entity to the extent such disclosure is required by law or by a subpoena issued by a court of competent jurisdiction.

M.)           Method of Communication

Except as otherwise specifically provided in this Plan, any communications required or permitted hereunder may be in writing or made orally, provided that any communications made orally must be confirmed in writing within one business day of such communication.  Such written communications shall be directed to the parties as specified in Schedule “B”.

N.)           Counterpart Signatures

This Plan may be signed in any number of counterparts, each of which taken together will be deemed an original and part of the same Plan.

GOLSEN FAMILY LLC By: /s/ Jack E. Golsen	MORGAN STANLEY SMITH BARNEY By: /s/ Stephanie Korenman
Name: Jack E. Golsen, Manager	Name: Stephanie Korenman
Title: Executive Director and Senior Attorney

SCHEDULE A-2

Sale of Stock already owned by the Seller

Name of Seller: Golsen Family LLC	Name of Issuer: LSB Industries, Inc.

Please note:  The Seller represents that the information below is accurate.

NOTWITHSTANDING THE EARLIEST START DATE SHOWN BELOW, MSSB WILL NOT BE REQUIRED TO COMMENCE SALES EFFORTS UNDER THIS PLAN PRIOR TO TWO BUSINESS DAYS FOLLOWING THE DATE ON WHICH MSSB ACCEPTS THE PLAN (THE “ACCEPTANCE DATE”).

***INFORMATION ON GRID MUST BE TYPED***

(a) Date Stock Acquired	(b) Sale Period(s)		(c) Authorized Number of Owned Shares to be Sold	(d) Limit Price (“Market” if a Market Order)
	Start Date	End Date
Prior to 052907	9/16/10	9/16/11	100,000	19.00

“No Sale” Period (if any)
Start Date	End Date

The maximum number of shares of Stock to be sold under this Schedule A-2 is 100,000.

Commission per share:  .05 cents.

Instructions:

•	Shares should be listed in chronological order of proposed sales.
•	In column (a), state the date on which the shares to be sold were acquired. If the shares were acquired in more than one lot, state the acquisition date for each lot.
•
In column (b), state the first and last date on which the Stock is authorized to be sold during the designated Sale Period (Stock sales may occur on or between these dates).  If, during any Sale Period the stated price is not reached for some or all of those shares, they will not be carried over into any subsequent Sale Period, unless explicitly indicated in the grid above.

•
In column (c), state the maximum number of shares authorized to be sold at the price during the designated Sale Period.  Do not aggregate with amounts authorized to be sold at a lower price during the same designated Sale Period.

•
In column (d), write either:  (i) a dollar price which is the minimum price (the “Limit” Price) at which Stock is authorized to be sold, or (ii) the word “market” if Stock is to be sold at the then-prevailing market price per share during the Sale Period.  All market orders will be treated as “market not held” orders.  All limit orders will be treated as “limit not held” orders.

•
In the grid labeled “No Sale” Periods, list the period(s), if any, during which no sales may be made pursuant to this Schedule A-2, stated Sale Periods, notwithstanding.  These periods are independent of any Suspension Event that may occur pursuant to Section C.) 2.) of this Plan.

•	In the event sales cannot be made for any reason, including the occurrence of a Suspension Event, the term of this Plan will not be affected thereby and will end on its originally scheduled End Date.

Account #  _____________________________________

GOLSEN FAMILY LLC

By:  /s/ Jack B. Golsen
    Jack B. Golsen, Manager

Accepted and Agreed to:

MORGAN STANLEY SMITH BARNEY

/s/ Stephanie Korenman
[Signature of authorized official in Morgan Stanley
Smith Barney’s Executive Financial Services Department

Stephanie Korenman, Exec. Dir. and Sr. Atty.
[Name and title of authorized official]

8/19/10
[Acceptance Date]

This Schedule A-2 is an integral part of the attached Plan entered into by the Seller with MSSB and is subject to the terms and conditions set forth therein.

SCHEDULE “B”

To
Rule 10b5-1 Sales Plan

Communications required by the Plan shall be made to the following persons in accordance with Section “M” of such Plan:

To the Seller: Name: Golsen Family LLC Address: PO Box 705 Oklahoma City, OK 73101 Telephone: 405-232-7033 Fax: 405-232-8924 E-Mail:	Copies to: Name: Address: Telephone: Fax: E-Mail:
To Issuer: Name: LSB Industries, Inc Address: 16 S. Pennsylvania Oklahoma City, OK 73107 Telephone: 405-235-4546 Fax: 405-236-1209 E-Mail:	Copies to: Name: Address: Telephone: Fax: E-Mail:
To MSSB:

Primary Contact: Michael Shelley
Alternate Contact #1:  Gayle T. Harbert
Alternate Contact #2:  Vicki Arnold
Address:  211 N. Robinson #1300N
  Oklahoma City, OK 73102
Telephone:   405-232-9181
Fax:                405-272-0163
E-Mail:           Michael.Shelley@mssb.com
Copies to: Executive Financial Services Name: Tamara Sapilak Address: 787 Seventh Avenue, 13th Floor, New York, NY 10019 Telephone: 212-783-2524 Fax: 646-291-1560 E-Mail: tamara.sapilak@mssb.com

This Schedule “B” is an integral part of the attached Plan entered into by the Seller with MSSB and is subject to the terms and conditions set forth therein.

ISSUER REPRESENTATIONS

                                                   August 18, 2010
                                                          [Date]

To:           Morgan Stanley Smith Barney

As an authorized representative of the Issuer, LSB Industries, Inc. (“Issuer”), I hereby represent and covenant on the Issuer’s behalf that:

1.)	I have reviewed the attached Rule 10b5-1 Sales Plan (“Plan”) of Golsen Family LLC (the “Seller” adopted on August 16, 2010, and have determined that it does not violate the Issuer’s trading policy.

2.)	For purposes of Section 402 of the Sarbanes-Oxley Act of 2002 (check the applicable box):

☑           The Seller is an “executive officer” or director of the Issuer.

☐           The Seller is not an “executive officer” or director of the Issuer.

By:   /s/ Heidi Brown
                      [Signature of Issuer’s Authorized Representative]

Heidi Brown, Vice President, LSB Industries, Inc.
[Print Name and Title of Issuer’s Authorized Representative]